EXHIBIT 10(22)

                          Management Services Agreement

                                     Between


                           CANARGO ENERGY CORPORATION


                                       And


                              VAZON ENERGY LIMITED




                          MANAGEMENT SERVICES AGREEMENT


     THIS MANAGEMENT SERVICES AGREEMENT is made effective as of 30TH JUNE 2000 by and between CANARGO ENERGY CORPORATION, a corporation (Commission File Number incorporated and existing under the laws of the State of Delaware, United States of America (the "Company"), and VAZON ENERGY LIMITED, (company number 5153) a company incorporated and existing under the laws of Guernsey, Channel Islands ("Consultant").

                             PRELIMINARY STATEMENTS


     A. The Company is engaged in the exploration, development, recovery, production, marketing and sale of oil and gas (the "Business") throughout the world.


     B. Consultant has substantial experience in the Business, and is available to render general and specific services of a management, technical, administrative and/or advisory nature with respect to the Business, and is prepared to provide such services as and when needed by the Company.


     C. The Company desires to obtain the services of Consultant, and Consultant desires to provide certain services to the Company in the Territory.

     NOW, THEREFORE, in consideration of the agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


SECTION  1  -  DEFINITIONS

     In this Agreement and the Exhibits hereto, except where the context otherwise requires, the words and expressions set forth below shall have the following meanings:

"Agreement" means this Management Services Agreement, including all Exhibits, as the same may be amended, modified or extended from time to time.

"Bonus"  has  the  meaning  set  forth  in  Exhibit  3.

"Board"  means  the  board  of  directors  of  the  Company  from  time to time.

"Business"  has  the  meaning  set  forth  in  the  'Preliminary  Statements'

"Code  of  Conduct"  means  that  document  appended  hereto  as  Exhibit  2.

 "Confidentiality"  has  the  meaning  set  forth  in  Section  8.

"Engagement" means the engagement of the Consultant for the Term by the Company pursuant to this Agreement.

"Event  of  Default"  has  the  meaning  set  forth  in  Section  12.

"Exhibit"  means  an  exhibit  to  this  Agreement.

"Consultant's  Domicile"  has  the  meaning  set  forth  in  Section  5.

"Consultant Invention" means any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design
(whether registrable or not) and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by Consultant, either solely or in conjunction with others, during the Term, or a period that includes a portion of the Term, that relates in any way to, or is useful in any manner in, the Business, and any such item created by the Consultant, either solely or in conjunction with others, following termination of Consultant's employment with the Company, that is based upon or uses Confidential Information.

"Salary"  has  the  meaning  set  forth  in  Section  6.

"Section"  means  a  section  of  this  Agreement.

"Tax"  or  "Taxes"  has  the  meaning  set  forth  in  Section  7.

"Term"  has  the  meaning  set  forth  in  Section  3.

"Territory" means that geographic area that the Company is has business activities.


SECTION  2  -  ENGAGEMENT

     For and during the Term, and subject to the terms and conditions hereinafter set forth, the Company hereby appoints the Consultant to perform the duties set out herein and the Consultant agrees to procure that Dr David Robson, of Concordia, Montville Road, St. Peter Port, Guernsey, GY1 1BQ, Channel Islands, shall serve as the Chief Executive Officer and Managing Director for the Company. For the purposes of this Agreement "CEO" shall be deemed to mean Dr David Robson, acting in the capacity of Chief Executive Officer and Managing Director of the Company. The Company agrees that for the purposes of the Company's length of service definitions, and for benefit schemes, including the Company's stock option plans etc., Dr David Robson will be deemed to be a "consultant" of the Company, and that such "consultancy" began on 1st March 1997, when the Consultant began the provision of services to a subsidiary of the Company.


SECTION  3  -  TERM

     This Agreement shall commence June 30, 2000 and shall terminate upon the earliest to occur of (i) Three (3) years from the date hereof, with the possibility of extension subject to mutual agreement, (ii) the mutual agreement of the parties hereto to terminate this Agreement, (iii) the liquidation or dissolution of the Company, or (iv) the occurrence of an Event of Default. The period during which this Agreement is in effect shall be known as the "Term".


SECTION  4  -  DUTIES

     During  the  Term,  Consultant  will  procure  that  the  CEO  will:

     (A) perform to the best of his ability all the duties of Chief Executive Officer and Managing Director including, without limitation, those duties specified in Exhibit 1 and such other functions, being not inconsistent with his position as Chief Executive Officer and Managing Director as the Board may require;

     (B) comply promptly with all lawful directions and instructions given by or with the authority of the Board;

     (C) whenever so required for the proper fulfilment of his duties, work without further remuneration in excess of the normal hours of work of the Company which are from 9 a.m. to 5 p.m. from Monday to Friday; and

     (D) attend and act at any premises of the Company situated in Europe, and travel and act in the Territory and such other locations as may be required for the proper fulfilment of his duties, provided such locations are deemed, in the reasonable opinion of the Consultant, to be free from risk of kidnap, civil insurrection, war, or other bodily risk.


SECTION  5  -  VACATION/  OVERTIME/SICKNESS/  INJURY/  RESIDENT  BASE  /POINT OF
               ORIGIN/EXPENSES

VACATION.

In addition to Bank and other Public holidays the CEO shall be entitled to 25 working days holiday in every calendar year to be taken at such time or times as may be approved by the Company. If the full vacation is not taken during calendar year, the vacation will accumulate thereafter. The CEO will do everything in his power to take the full vacation each year. In the event of extended work during weekends or Bank and other Public holidays, the CEO shall be able to take and equivalent time of additional leave in lieu, this to be taken as soon as is possible after the event.

PAYMENT  DURING  SICKNESS/INJURY.

(A) If the CEO is unable to attend at work by reason of sickness or injury or other unauthorised reason the CEO must notify (if possible) a Board member or other representative at his place of work not later than 11.00 am on the first day of absence and, in the case of absence of uncertain duration, the CEO must keep an appropriate person at his place of work regularly informed of the reason for your continued absence and his likely date of return.

(B) If the CEO's absence is due to sickness or injury which continues for more than seven consecutive days (whether or not working days) he must provide the Board with a doctor's statement from the eighth consecutive day of sickness or injury.

(C)     Immediately  following  the  CEO's  return  to  work after any period of
        absence the CEO will  be   required  to  complete  a  self-certification
        form available  from  his  place  of  work.

(D) If the CEO's absence is due to sickness or injury, the Company will pay any Statutory Sick Pay (S.S.P) in accordance with any relevant statutory provisions in the Consultant's Domicile. For S.S.P purposes, qualifying days are Monday to Friday inclusive.

(E) In addition, in the event of the CEO being absent from work due to sickness or injury, the Company will pay sick pay as follows:-

        a. The Fees, minus any S.S.P paid to the Consultant by the Company, and minus any other State sickness benefit recoverable by the CEO, will be paid in full for the first 10 weeks' absence in any twelve month period;

        b. Thereafter, one half of the Fees, minus any S.S.P paid to the Consultant by the Company, and minus any other State sickness benefit recoverable by the CEO, will be paid for a further 10 weeks' absence in the same twelve month period.

        c. After a total period of 20 weeks absence in the same twelve month period, then provisions of the sickness and disability insurance cover to be arranged by the Company for the CEO (as in Section 6 of the Agreement) shall apply.

RESIDENCE  AND  POINT  OF  ORIGIN

For the purpose of this Section 5, the Consultant's Domicile shall refer to the CEO's place of habitation and shall be located in Guernsey, Channel Islands ("Residence") and the point of origin shall be the same ("Point of Origin").

The Company shall provide, at its cost, a small office with all necessary equipment and services for the CEO and Consultant to carry out their duties, and provide for the employment of a suitable Personal Assistant (PA) at the Point of Origin Suitable accommodation for Consultant will be provided at the Company's expense for time spent away from Point of Origin. Any travel for the Consultant or CEO on Company business will be provided by the Company or any costs re-embursed to the Consultant in full, and shall be at an appropriate class of travel and accommodation consistent with the CEO's position, and with the requirements of the duties.


EXPENSES

The Company shall reimburse to the Consultant all out-of-pocket expenses properly incurred by the Consultant and the CEO in the course of the Engagement. No expenses shall be reimbursed, however, unless they are incurred in the ordinary course of business and are supported, where possible by receipts or other appropriate justification.


SECTION  6  -  REMUNERATION


The  Company  shall  pay  the  following  to the Consultant for the Appointment:

(a) A Fee to be paid in the Channel Islands ("Channel Islands") for work performed in the amount of Twelve Thousand Five Hundred POUNDS STERLING (12,500) per calendar month to be paid in advance on the 1st of each month for the duration of the Term. These Fees shall be paid to the Consultant either by cheque, or by bank transfer, with the full value of the Fees being received at the Consultant's bank. The Consultant will advise of bank details from time to time.

(b) The Company will also pay at the same time as the Fees a monthly contribution to the Consultant for the CEO's pension requirements, equal to nine per cent (9%) of the Consultants Fees (not including Bonus). Consultant would also be provided with a insurance policy that would cover the CEO for a minimum of (a) life insurance with death cover of 4 times the annual Fees(not including Bonus), (b) sickness and disability benefits (permanent health insurance) and (c) comprehensive BUPA Travel Insurance.

(c)     The  Company  will also  award the  Consultant a  Bonus as  described in
        Exhibit 3. Adjustment of the remuneration package during the Term will Be in an upwards direction only and be based on the Company's Compensation Committee determination and on the same criteria as the Company's executive team. The remuneration is denominated in Pounds Sterling.


SECTION  7  -  TAX  COMPLIANCE

(a)Compliance with Tax Laws. The Company will use its best efforts to comply with all laws, rules and regulations pertaining to the reporting of the compensation and reimbursable expenses attributable to Consultant's Engagement in the Territory.

(b)Consultant's  taxes.  The  Consultant  is  responsible  for  his  own  taxes.


SECTION  8  -  CONFIDENTIALITY

During the Term of this Agreement and at all times thereafter, Consultant shall hold in strict confidence, and shall not disclose to any person or entity any labelled Confidential Information of the Company. For the purposes of this
Section 8, the term "Confidential Information" shall include without limitation, trade information relating to the Company research and development, engineering data, seismic data, surveys, specifications, process formulations, production operations or techniques, planning, purchasing, accounting, finance, selling, marketing, market research, promotional plans, customers, suppliers, and other information of a similar nature which may include design specifications and know-how, in which the Company or its suppliers or distributors have proprietary interests, and all other information pertaining to the business of the Company that is not publicly available. Consultant shall not use such labelled Confidential Information except for the sole benefit of the Company.


SECTION  9  -  PROPERTY  OF  THE  COMPANY

Promptly upon the termination of this Agreement, Consultant shall surrender to the Company all written materials (and all copies), all information stored in computer memories or on microfiche, magnetic tape or diskette , that are at the time in his direct or indirect possession or control and that pertain to the business or affairs of the Company.


SECTION  10.     INVENTIONS

a) The Consultant will disclose and deliver to the Company for the exclusive use and benefit of the Company any inventions as a direct result of the work performed for the Company, promptly upon the making, devising or discovering of the same, and will give all information and data in his possession as to the exact mode of working, producing and using the same and also all such explanations and instructions to the Company as may in the view of the Board be necessary to enable the full and effectual working, production or use of the same and will at the expense of the Company furnish it with all necessary plans, drawings, formulae and models.

b) The Consultant will at the expense of the Company execute and do all acts, matters, documents and things necessary to enable the Company or its nominee to apply for and obtain protection for the Inventions in any or all countries and to vest title thereto in the Company or its nominee absolutely.

c) During the Appointment and at all times thereafter the Consultant will (whether by omission or commission) do nothing to affect or imperil the validity of the protection for the inventions obtained or applied for by the Company or its nominee pursuant to section 10 (b). The Consultant will at the direction and expense of the Company render all assistance within his power and capacity to obtain and maintain such protection or application or any extension thereof.

d) Nothing in this Agreement shall oblige the Company to seek patent or other protection for any invention nor to exploit any Invention. The Company has to claim its wishes to seek the patent within 3 months of The presentation of any possible patent application or invention presented by the Consultant. If the Company refrains to claim its interest, the Consultant is free to proceed to apply in his own interest the use of the invention for whatever purposes he decides.


SECTION  11.     COVENANTS  AGAINST  COMPETITION

a) During the Term, the Consultant has a duty of loyalty to the Company. This duty of loyalty requires that during the Term all of Consultant's Actions be taken with a view toward and for the purpose of advancing the Interest of the Company. Consultant agrees to act in accordance with Consultants duty of loyalty during the Term. In particular, Consultant Will take no action during the Term to interfere with or adversely Affect willingly and purposely the Company's relationship with then existing or prospective customers, clients, suppliers, co-venture, lenders, consultants, and professional advisers or otherwise to harm the interest of the Company.

b) During the Term, and for a period of two years following the date of termination of this Agreement, Consultant shall not directly or indirectly induce any Consultant of the Company to terminate his or her employment, hire by direct approach any Consultant of the Company, or in any way interfere with the relationship of the Company and any Consultant, agent or representative;

c) For a period of two years following the date of termination of this Agreement, Consultant shall not directly or indirectly solicit or Otherwise divert or attempt to divert from the Company any Business or any related business:

        (i) which is being conducted by the Company pursuant to any contract in existence during the Term, or

        (ii) which may be conducted by the Company pursuant to any extension or renewal of a contract in existence during the Term, or

        (iii) which was the subject of negotiations between the Company and a potential customer or client during the Term in which negotiations Consultant participated or was in any way involved.

d) at no time, whether during the Term or at any time thereafter shall Consultant use the name "CanArgo" or any name likely to cause confusion therewith in the minds of members of the public for the purposes of a business similar to or competing with any business carried on by the Company whether by using such name as part of a corporate name otherwise.


SECTION  12  -  TERMINATION  FOR  EVENT  OF  DEFAULT

        Notwithstanding the provisions above, the Company may terminate the Engagement by notice with immediate effect for any of the following reasons (each an "Event of Default"):

        (A) the Consultant is guilty of dishonesty or of misconduct, including, without limitation, a material breach of the Code of Conduct, or gross incompetence or wilful neglect of duty, or Consultant commits any material breach of this Agreement, including, without limitation, a breach of the Confidentiality Agreement, other than a breach which is capable of remedy and is remedied forthwith by the Consultant at the Company's request; or

        (B)     the Consultant is  convicted of  a  serious criminal offence; or

        (C) the Consultant becomes bankrupt, declares himself insolvent, applies for, or has made against him, a receiving order, makes any composition with his creditors or commits an act of bankruptcy (as defined under any law with jurisdiction over the Consultant); or

        (D) the Consultant is incapacitated for twenty-six (26) consecutive weeks, or for an aggregate of thirty-nine (39) weeks during any period of fifty two (52) consecutive weeks, from performing the duties of the Engagement; or

        (E)     the Consultant becomes mentally  unfit  to  perform  his duties.


SECTION  13  -  DISCIPLINARY  RULES;  GRIEVANCE  PROCEDURES;  HEALTH  AND SAFETY

        (A) Consultant acknowledges by the execution of this Agreement that he has received a copy of Company's Disciplinary Rules and Grievance Procedures as well as the Company's Policy on Health And Safety at Work and is familiar with the terms of both documents.

        (B)     Consultant  shall  at  all   times  during  the  course  of  his
                Engagement conduct himself in the conformity with the laws of Guernsey and shall otherwise perform his duties hereunder in a professional and responsible manner. Without limiting the generality of the foregoing, as a condition to Consultant's Engagement, Consultant shall execute the Code of Conduct appended hereto as Exhibit 2 and shall be obligated to conduct himself in accordance therewith.


SECTION  14  -  POST-TERMINATION  PROVISIONS

        Any provision of this Agreement which contemplates or is capable of operation after the termination of the Engagement shall apply notwithstanding termination of the Engagement for whatever reason.


SECTION  15  -  CONSULTANT'S  REPRESENTATIONS  AND  WARRANTIES

        Consultant represents and warrants to the Company (i) that this Agreement constitutes a valid and binding obligation, enforceable against Consultant in accordance with its terms; (ii) that neither the execution or delivery of this Agreement nor the performance by Consultant of any covenants hereunder will constitute a default under any contract, agreement or obligation to which Consultant is a party or by which Consultant or any of Consultant's properties is bound; (iii) that there are no lawsuits, arbitration actions or other proceedings (equitable, legal, administrative or otherwise) pending or ( to the best of Consultant's knowledge ) threatened which could adversely affect the validity or enforceability of this Agreement or Consultant's obligation or ability to perform his obligations hereunder; and (iv) that no consent, approval or authorization of, or notification to, any governmental entity or any person or entity is required in connection with the execution, delivery or performance of this Agreement by Consultant.


SECTION  16  -  NOTICE

        Any notices or other communications required or permitted to be given hereunder or otherwise in connection herewith shall be in writing and shall be sent to the parties at the following addresses or at such other addresses as shall be specified by he parties by like notice:

To  the  Company:       CanArgo  Energy  Corporation
                        Suite  1580,  727  7th  Avenue
                        Calgary,  Alberta  T2P  0Z5  Canada
                        Telephone:  +1  403  777  1185
                        Facsimile:  +  1  403  777  1578


With  a  copy  to:      Company's  legal  counsel
                        address  to be  advised by the Company to the Consultant

To                      Consultant:     Vazon  Energy  Limited
                        PO  Box  291
                        St  Peter  Port
                        Guernsey  GY1  3RR
                        Channel  Islands
                        Telephone:  +44  1481  729  980
                        Facsimile:  +44  1481  729  982

With  a  copy  to:      Dr  David  Robson
                        Concordia
                        Montville  Road
                        St  Peter  Port
                        Guernsey  GY1  1BQ
                        Channel  Islands
                        Telephone:  +44  1481  720  248
                        Facsimile:  +44  1481  728  982

        Such notices or other communications shall be deemed to have been duly given and received (i) on the day of sending if sent by personal delivery, cable, telegram, , (ii) on the third calendar day after the day of sending if sent by facsimile transmission or telex ,Federal Express or other express delivery service or (iii) on the fifth calendar day after the day of sending if sent by registered or certified mail (return receipt requested).


SECTION  17  -  AMENDMENTS

        Any  amendment to the  provisions of  this Agreement shall be in writing
and signed by the parties hereto   or  their   duly authorized representatives.


SECTION  18  -  SEVERABILITY

        If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.


SECTION  19  -  NO  WAIVER

        The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Agreement, or any part thereof, or the right of either party thereafter to enforce each and every such provision in accordance with the terms of this Agreement.


SECTION  20  -  ENTIRE  AGREEMENT

        This Agreement contains the entire agreement between the parties with respect to the Engagement of Consultant by the Company and supersedes any and all prior understandings, agreements or correspondence between the parties. The Exhibits to this Agreement form an integral part of this Agreement.


SECTION  21  -  GOVERNING  LAW


        This Agreement shall be governed by, and interpreted in accordance with, the laws of England.


SECTION  22  -  DISPUTE  RESOLUTION


        (A) The parties agree that if any dispute or claims arises in relation to the Agreement, representatives of each party shall negotiate promptly and in good faith in an attempt to resolve the matter between themselves.

        (B) If the parties are unable to resolve any dispute pursuant to clause 22(A) above, the matter shall be referred to mediation in accordance with procedures laid down from time to time by the Centre for Dispute Resolution ("CEDR") within thirty (30) days on one party giving notice to the other that, in its reasonable opinion, no agreement will be reached by them.

        (C)     If  having followed  the process set out in clause 22 (A) and 22
                (B) , the parties have failed to resolve their dispute or settled their claim, then the parties shall submit to the exclusive jurisdiction of the English courts.


SECTION  23-  ASSIGNMENT


        Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof may be assigned or delegated by either the Consultant or the Company without the prior written consent of the other .


SECTION  24  -  INTERPRETATION

        All references to Sections and Exhibits are to sections and exhibits in or to this Agreement unless otherwise specified. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any Particular provision of this Agreement. Where the context permits, the singular includes the plural and vice versa and one gender includes any gender.


SECTION  25  -  MONETARY  TERMS

        All amounts expressed in pound sterling or "pounds sterling " in this Agreement shall mean pound sterling in the United Kingdom.


SECTION  26  -  COUNTERPARTS

        This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement is executed on 29 June 2000, and is effective as of 30th June 2000.



CANARGO  ENERGY  CORPORATION

By:             /s/ Nils Trulsvik
         Name:  Nils Trulsvik
         Title: Director

VAZON  ENERGY  LIMITED

By:             /s/ David Robson
         Name:  Dr. David Robson
         Title: Managing Director
                                     EXHIBIT 1

                          SPECIFIC DUTIES OF CONSULTANT

Vazon Energy Limited (the "CONSULTANT") shall, in accordance with Article 1 of the Management Services Agreement entered into between the Consultant and CanArgo Energy Corporation. (the "COMPANY"), provide the Company with various services and expertise which shall, by way of example and not limitation, include the following:

MANAGEMENT SERVICES: The Consultant will provide DAVID ROBSON as the Chief Executive Officer and Managing Director of the Company that shall have general supervision, direction and executive control of the business and be responsible for all operational and financial aspects of the Company.


                                    EXHIBIT  2

                                 CODE OF CONDUCT


POLICY

        This policy applies equally to all Consultants and management of the Company. All Consultants are obliged to exercise honesty, integrity and diligence in their duties on behalf of the Company. This includes a responsibility to avoid activities or interests which might conflict with this obligation, whether it involves the Consultant or members of the Consultant's family.


        Responsibility For Handling Company Funds. Consultants who have access to Company funds in any form must know and follow Company procedures and practices for handling and protecting these funds. If an Consultant's job requires him or her to make adjustments to bills, spend Company funds or incur personal expenses to be later reimbursed, it is that Consultant's responsibility to ensure that the Company gets good value for every dollar that is spent.

        Secret or undisclosed compensation or commission to anyone, including Other Consultants or Consultants, is strictly prohibited.

        When money is owed to the Company, as in refunds for transportation, it Is the Consultant's duty to notify the proper person. Company funds are to be Used for business purposes only and never for the personal benefit of a Consultant.


PREPARATION  AND  MAINTENANCE  OF  COMPANY

Records

        Accurate, reliable records of many kinds are necessary to meet the Company's legal and financial obligations, and to manage the affairs of the business. Purchase Orders, Work reports, receipts, invoices, payroll records and other similar records must be factual and complete.

        No record entry, voluntary omission or other subterfuge, such as Deferral of payment, may be made with the intent of obscuring or disguising the true nature of a transaction on the Company's books.

        Knowingly falsifying data entered on any record, memorandum, performance measurement or any report is considered a serious breach of this Code.

PROTECTION  OF  COMPANY

Property

        All Consultants are responsible for the protection of Company property used in carrying out their duties, including taking reasonable measures to prevent theft or damage. Equipment, tools and upplies are to be used only in the Company's interest. Company property must not be taken, sold, loaned, destroyed or given away without prior authority.


CONFLICTS  OF  INTEREST

        Conflict of interest refers to a situation in which a Consultant's private interests may affect or be detrimental to the best interests of the Company. Consultants must avoid circumstances which would:

* knowingly involve them in any illegal or improper activity relating to the Company's affairs;
* impair  their  judgement,  initiative or  efficiency  in the  job;  or
* be  harmful  or  detrimental  to  the  Company's  activities or reputation.

A  Conflict  of  Interest  includes  those  situations where an Consultant:

1. has an outside interest which prevents them from fully performing their duties for the Company;

2. has a direct or indirect interest in, or relationship with, an outsider, or with a person in a position to influence the actions of such outsiders that might:
        a. make possible personal gain or favour to the Consultant involved, or any of their near relatives;
        b. cause the Consultant to favour the interests of an outsider for personal reasons or in some manner inhibit the Consultant's impartiality;
        c. place the Consultant in an embarrassing or ethically questionable position in the eyes of the public or any external organizations; or
        d. reflect unfavourably on the integrity of the Consultant or Company;

3. makes use of Company information to the personal benefit of the Consultant or any of their relatives by making available such information to outside interests; or uses the information to further their interests or those of their family;

4. has a direct or indirect relationship which is actually or potentially detrimental to the Company's best interests;

5. engages in a business transaction on behalf of the Company with a relative or with a firm in which the relative is a principle, officer or representative;


6. has other gainful employment such as sales, consultation, operation, maintenance, repair, design, construction or installation that is in competition with or offers the same services as the Company. The term "gainful employment" includes personal effort, direction, training of other persons, or consultation or advice for any form of remuneration. The Company accepts that the Consultant may have other unrelated and non-conflicting contracts, provided that these do not prevent the Consultant from fully performing its duties for the Company;

7. provides to the Company for their personal gain, work, supplies or any service, or engages in any other business transaction with the Company, in addition to their normal employment with the Company;

8. has a relationship with a superior or subordinate which leads to personal gain or favour to the Consultant involved, or his or her relatives resulting from the superior's influence; or

9. accepts gifts or benefits of any kind from a supplier or any other person or business which has or may have dealings with the Company.

DEFINITION  AND  RESOLUTION

        It is difficult to define every circumstance that could result in a conflict of interest. Consultants should always depend on sound judgement and moral integrity in assessing such situations.

        Questions of ethical conduct can usually be resolved in making the situation known to your Supervisor and seeking approval to proceed.



I, David Robson, do hereby acknowledge and agree to abide by and
    (PRINT  NAME)
comply  with  this  Code  of  Conduct.

Dated June 29, 2000 at St. Peter Port, Guerensey, Channel Islands.

/s/Dr. David Robson
Consultant  Signature

                                    EXHIBIT 3


                                      BONUS

A cash bonus (the "Bonus") will be paid to the Consultant based on increase in cash flow from calendar quarter to calendar quarter as reported by the Company in its Quarterly Reports (10Q and 10K).

The first Bonus shall be payable within one month of the release by the Company of its Quarterly Report (10Q) covering the period July to September 2000, with subsequent Bonuses being paid within one month of the release by the Company of each subsequent Quarterly Report (10Q), or Annual Report (10K) as appropriate, and with the last bonus being paid within one month of the release by the Company of its Quarterly Report (10Q) covering the period April to June 2003. As such there will be twelve (12) Bonus periods covered by this Agreement.

"Cash  Flow  "  (CF)  shall  be  defined  as Operating Income plus Depreciation,
Depletion and Amortisation, and plus Equity loss from investments in unconsolidated subsidiaries (as defined in the appropriate 10Q or 10K's)

The  following  equation  will  be  used to define the Bonus ("Bonus Equation"):

          B=(CF  FOR  CURRENT  QUARTER  -  CF  FOR  PREVIOUS  QUARTER)*P

B:                 Bonus  for  that  Quarter
CF:                Cash  Flow  [if  negative  equals  zero]
Current Quarter:   Quarter  just reported ( commencing Quarter July to September
                   2000)
Previous  Quarter: Previous  Quarter  reported (commencing Quarter April to June
                   2000)
P:                 Percentage  allocated  to  Bonus  (two and one half per cent-
                   2.5%)


The maximum Bonus payable for any Quarter will not exceed the total Fees for that Quarter (converted to US dollars using the average Pounds Sterling to US dollar exchange rate for that Quarter), and will be calculated by the Company and paid in US dollars into a bank account nominated by the Consultant within one month of the release of the appropriate Quarterly Report.

In the event that an increase in Cash Flow for a given Quarter is due all or in part to the acquisition by the Company during that Quarter of an entity or interest which is itself providing Cash Flow (as defined above) during that Quarter, in addition to the Cash Flow being provided by the Company's existing business, and where such an acquisition is purchased by the Company through an issue of common shares in the Company ("Share Purchase Acquisition"), then an adjustment (the " SPA Adjustment") will be made to the Cash Flow used in the Bonus Equation, for that Quarter only, whereby for the purposes of calculation of the Bonus, the Bonus for that Quarter will be based on the increase in the Cash Flow of the Company's pre-existing business, excluding the direct effect on Cash Flow of the Share Purchase Acquisition. In the Quarter following and subsequent Quarters, the calculation of the Bonus will revert to the normal Bonus Equation, as shown above. The SPA Adjustment will be made in a fair and equitable manner, and in the event that a Share Purchase Acquisition is made which significantly enhances Cash Flow, but is purchased with a number of shares which represent a significant discount to the value of the additional Cash Flow provided by the Share Purchase Acquisition, then this will be taken into account in a positive manner in the assessment of any SPA Adjustment to apply, and in the level of the Bonus.

In the event that the Consultant disputes the calculation of the Bonus, then an independent auditor will be appointed to verify or otherwise the calculation.

Example  1

CF  (Jan  -  March)  =  $1,500,000
CF  (April  -  June)  =  $2,000,000
B  =  $12,500

Example  2

CF  (April  -  June)  =  $2,000,000
CF  (July  -  September)  =  $5,000,000
B = $56,250 (capped at equal to the Quarterly fees of 37,500 - converted at an example of the average quarter's :$ exchange rate of 1.5 - the uncapped Bonus would have been $75,000)

Example  3

CF  (April  -  June)  =  $500,000
CF  (July  -  September)  =  $-500,00
B  =  $0